Exhibit 1.02
Airgas, Inc.
Conflict Minerals Report for Calendar Year 2013

Based on the results of the reasonable country of origin inquiry (“RCOI”) conducted by Airgas, Inc. (referred to as “Airgas,” the “Company,” “our” or “we”), which indicated that a necessary conflict mineral may be contained in two components of one Completed Product (the “Diligence Product”) that may have originated in a Covered Country, the Company exercised due diligence on the source and chain of custody of that necessary conflict mineral. For purposes of Airgas’ conflict minerals analysis for its Form SD and this Conflict Minerals Report:

•	The “Reporting Period” is defined as the period from January 1, 2013 to December 31, 2013.

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Airgas considered the specific products that Airgas manufactured or contracted to be manufactured and delivered to its customers during the Reporting Period as “completed.” Therefore, in connection with this Conflict Minerals Report, the term “Completed Products” refers to the specific products that Airgas manufactured or contracted to be manufactured and delivered to its customers during the Reporting Period.

•	“Covered Country” is defined as the Democratic Republic of Congo or an adjoining country (collectively, a “Covered Country”).

•	“Necessary” and “conflict minerals” are used as those terms are defined by the Securities and Exchange Commission.

Conflict Minerals Due Diligence Conducted on Diligence Product

Our conflict minerals due diligence process for the Diligence Product was based on the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”), and our diligence measures with respect to the Diligence Product were based on certain processes put in place for the Company’s RCOI and included the following:

Establishing Strong Company Management Systems

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We have adopted a Statement on Conflict Minerals, which describes the standards by which our supply chain due diligence will be conducted. Our Statement on Conflict Minerals is publicly available at http://www.airgas.com/documents/pdf/airgas%20conflict%20minerals%20statement_january%202014.pdf.

•	We have assembled an internal team to support supply chain transparency efforts.

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We have engaged an external provider to assist in establishing a system of controls and transparency over our conflict mineral supply chain, and to assist in implementing measures to strengthen our engagement with our suppliers, including engagement with the supplier of the Diligence Product.

Identifying and Assessing Risk in Our Supply Chain

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Through an external provider, we have engaged with our suppliers of Completed Products to identify the smelters or refineries (“SORs”) and obtain mine of origin and assess whether those SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas.

Designing and Implementing a Strategy to Respond to Supply Chain Risks

•	We have regularly reported supply chain risk management findings to our internal conflict minerals team which includes some members of senior management.

We will undertake any applicable steps in connection with the OECD Framework, as appropriate and required. Furthermore, we are committed to reporting annually on our supply chain due diligence efforts by posting our most recent Form SD and CMR (if required) at www.airgas.com, under the “Financial Information” link in the “Investor Relations” section.

Information Concerning Processing Facilities and Country of Origin for Diligence Product

As stated above, the Company determined that a limited amount of a necessary conflict mineral that may be contained in two components of one Completed Product may have originated in a Covered Country. The Company exercised due diligence on the source and chain of custody of that conflict mineral, as required by Rule 13-p1.

Specifically, the Company, through its external provider and supplier inquiries, attempted to discern further details regarding: (1) the facilities used to process that necessary conflict mineral; (2) the country of origin of that necessary conflict mineral; and (3) efforts to determine the mine or location of origin of that necessary conflict mineral.

Based on the Company’s due diligence, the following SOR may process the necessary conflict mineral that may be included in the Diligence Product:

Tungsten

•	Zhuzhou Cemented Carbide Group Co Ltd.

Countries of origin for the conflict minerals produced by this SOR are believed to include Rwanda and China.

Continuing Efforts

We have established a program to evaluate our supplier relationships to work towards continued compliance with our Statement on Conflict Minerals and mitigate the risk that any necessary conflict minerals contained in the Diligence Product benefit armed groups in a Covered Country.  We are committed to continuously improving our supply chain due diligence efforts using the following measures:

•	Continuing to assess the presence of conflict minerals in our supply chain;

•	Clearly communicating expectations to our suppliers with regard to supplier performance, transparency and sourcing;

•	Increasing the response rate for our RCOI process; and

•	Continuing to compare RCOI results to information collected through independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter Program.

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